                                                                  Exhibit 12


                           WSFS FINANCIAL CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                  Six Months Ended
                                                      June 30,
                                            ---------------------------
                                             1998                 1997
                                            ------               ------
Pre-tax income from continuing
  operations..............................  $  12,009         $  11,699

Fixed Charges:
  Interest expense and amortization debt
      discount and premium on all
      indebtedness........................     34,861            34,257
  Appropriate portion (1/3) of rentals....        192               163
                                            ---------         ---------
                                               35,053            34,420
                                            ---------         ---------

Earnings before income taxes and
  fixed charges...........................  $  47,062         $  46,119
                                            =========         =========

Ratio of Earnings to Fixed Charges:
  Including Deposits......................       1.34              1.34
  Excluding Deposits (A)..................       1.63              1.62


                                                                   Years Ended December 31,
                                             ---------------------------------------------------------------------
                                               1997           1996            1995           1994           1993
                                             --------        ------          ------         ------       ---------
Pre-tax income from continuing
  operations.............................. $    22,965    $   19,522      $   25,740     $     7,058     $  4,677

Fixed Charges:
  Interest expense and amortization debt
      discount and premium on all
      indebtedness........................      69,817        58,862          58,067          44,652       38,508
  Appropriate portion (1/3) of rentals....         364           367             376             264          427
                                           -----------    ----------      ----------     -----------     --------
                                                70,181        59,229          58,443          44,916       38,935
                                           -----------    ----------      ----------     -----------     --------
Earnings before income taxes and
  fixed charges........................... $    93,146    $   78,751      $   84,183     $    51,974     $ 43,612
                                           ===========    ==========      ==========     ===========     ========
Ratio of Earnings to Fixed Charges:
  Including Deposits......................        1.33          1.33            1.44            1.16         1.12
  Excluding Deposits (A)..................        1.59          1.70            2.06            1.40         1.49

NOTES:
(A) The following is a summary of interest expense on deposits for each of the periods presented:

         Six Months Ended                     Year ended
             June 30,                         December 31,
            --------                          ------------

              1998          $15,857              1997          $31,484
              1997          $15,572              1996          $31,222
                                                 1995          $34,066
                                                 1994          $27,358
                                                 1993          $29,401